                                                                     EXHIBIT 4.5

                       This Agreement made this 7th day of December, 2002

BETWEEN: H. J. CRABBE & SONS LTD. a body corporate, organized and existing under the laws of the Province of New Brunswick, with head office at Bristol, in the County of Carleton and Province of New Brunswick, (the "Lessor")

                  -and-

                  EASTERN WIND POWER INC., a body corporate, organized and existing under the laws of the Province of New Brunswick, with head office at Quispamsis, in the County of Kings and Province of New Brunswick, (the "Lessee")

                  WHEREAS the Lessor owns real property located at Dark Harbour, in the Parish of Grand Manan, in the County of Charlotte and Province of New Brunswick, identified by Service New Brunswick Parcel Identifier Number 01286806, (the "Lessor's Property");

                  AND WHEREAS the Lessee wishes to establish a wind farm on portions of the Lessor's Property;

                  AND WHEREAS the Lessee wishes to lease, on the terms and conditions hereinafter set forth, portions of the Lessor's Property;

                  WITNESSETH THAT for and in consideration of the mutual covenants herein and the sum of One Dollar ($1.00) now paid by the Lessee to the Lessor and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

                  DEFINITIONS.

1.      (a)       "Test Site" and "Permanent Sites" are hereinafter collectively referred to as the "Leased Property".

        (b) "wind farm" means a wind energy conversion facility which includes tubular steel towers of various heights with rotors and blades of various dimensions and turbines of various capacity, meteorological study towers, one or more transmission distribution switch yards, rights-of-way, roads, electrical distribution and transmission systems, all necessary care taker and maintenance facilities, including a residence, and other required equipment or facilities.

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                                     - 2 -

         (c) "operation of the wind farm" means the sale of power produced on the Leased Property.

         (d) "Permanent Site" means the area included within a radius of 20 meters from the situs of a wind tower.

                  TEST SITE.

2.1 The Lessor hereby leases to the Lessee a parcel of land described in Schedule "A" hereto (the "Test Site) for a term of 30 years, commencing on the 10th day of December, 2002 and ending on the 10th day of December, 2032, (the "Test Site Term").

2.2 It is agreed and understood that the Lessee will operate on the Test Site a meteorological study tower for a minimum of one (1) year from the commencement of the Test Site Terms, (the "Testing Period").

2.3 At the conclusion of the Testing Period, but in no event later than June 1, 2005, the Lessee shall commence construction of permanent wind energy conversion facilities as hereinafter provided.

2.4 In the event that the Lessee does not commence construction of permanent wind energy conversion facilities by June 1, 2005, this agreement shall terminate effective June 1, 2005.

                  PERMANENT SITES

3.1 Using the data collected from the operation of the meteorological study tower on the Test Site, the Lessee shall select locations for the sites for the permanent wind farm facilities on the Lessor's Property, (the "Permanent Sites").

3.2 The location of the Permanent Sites and the Access Roads, as hereinafter defined in this agreement, on the Lessor's Property shall be as set forth in the sketch attached hereto as Schedule "B", provided however, that if the Lessee's engineering, environmental and meteorological studies dictate that the location of any of the Permanent Sites and/or roads shall be other than as depicted in the sketch attached hereto as Schedule "B", the location of any of the Permanent Sites and the Access Roads may be changed to the location or locations required by the Lessee, which change

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                                     - 3 -

                  of location may be made only with the written consent of the Lessor, which consent shall not be unreasonably withheld. Provided however that in the event that the location of the Permanent Sites and the Access Roads are to be changed in accordance with this paragraph, in no event, (except with the written consent of the lessor), shall the location of the Permanent Sites and the Access Roads be changed so that the location of the wind turbines are closer than:

                  (a) 300 metres from the top of the cliffs along the coastline;

                  (b) 300 metres from the edge of Wilsons Pond, which is northeast of Dark Harbour and the centre of the said pond having approximate UTM coordinates of Zone 19, 672 310 East and 4 958 180 North;

                  (c) 300 metres from the edge of David Watt Pond, which is southeast of Dark Harbour and the centre of the said pond having approximate UTM coordinates of Zone 19, 672 080 East and 4 955 480 North;

                  (d) 300 metres from the edge of Round Pond, (also known as Flat Iron Pond), which is due east of Herring Cove Heath and the centre of the said pond having approximate UTM coordinates of Zone 19, 672 400 East and 4 954 450 North.

                  (e) 225 metres from the edge of an unnamed pond west northwest of Round Pond, and the centre of the said unnamed pond having approximate UTM coordinates of Zone 19, 671 720 East and 4 954 680 North;

                  (f) 225 metres from the edge of Little Round Pond, being southwest of Round Pond, and the centre of the said Little Round Pond having approximate UTM coordinates of Zone 19, 671 720 East and 4 953 600 North; and

                  (g) 130 metres from any camps existing at the date of execution of this agreement.

3.3 Subject to the following subparagraphs, the Lessor shall lease to the Lessee the Permanent Sites on the terms and conditions set forth in a further lease, to be prepared by counsel for the Lessee.

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                                     - 4 -

3.4 The lease term for the Permanent Sites shall be 30 years commencing on the day upon which construction of the Permanent Sites begins.

3.5 The lease for the Permanent Sites shall be executed by the parties to this agreement, however, if for any reason the lease shall not be prepared or executed, this agreement shall apply mutatis mutandis to the lease of the Permanent Sites.

3.6 Notwithstanding anything hereinbefore provided, the Lessor may elect to have the fee simple of the Permanent Sites conveyed to the Lessee, subject to adequate easements and rights of way being provided for in the said conveyances for access to the Permanent Sites and for establishing transmission lines.

                  LESSEE'S COVENANTS.

4. For the lease of the Permanent Sites, the Lessee shall pay the Lessor as follows:

4.1 For the first three years after commencement of the "operation of the wind farm" on the Permanent Sites, the Lessee shall pay the Lessor annual rent equal to 1.55% of the Lessee's actual annual sale revenue from energy production on the Permanent Sites;

4.2 Commencing at the start of the fourth year after the "operation of the wind farm" commences on the Permanent Sites, and ending at the end of the seventh year after the "operation of the wind farm" commences on the Permanent Sites, the Lessee shall pay the Lessor annual rent equal to 1.9% of the Lessee's actual annual sale revenue from energy production on the Permanent Sites;

4.3 Commencing at the start of the eighth year after the "operation of the wind farm" commences on the Permanent
                  Sites, and ending at the end of the eleventh year after the "operation of the wind farm" commences on the Permanent Sites, the Lessee shall pay the Lessor annual rent equal to 2.2% of the Lessee's actual annual sale revenue from energy production on the Permanent Sites;

4.4. Commencing at the start of the twelfth year after the "operation of the wind farm" commences on the Permanent Sites, and ending at the end of the term of the lease, the Lessee shall pay the Lessor annual rent equal to 2.5% of the Lessee's actual annual sale revenue from energy production on the Permanent Sites;

4.5 For the purposes of this section, "annual sale revenue from energy production" means gross annual revenue generated by power produced less cost of power consumed by the Lessee in connection with the operation of the wind farm;

4.6 In the event that the Lessee receives additional revenue for the sale of Co(2) emission reduction credits which do not form an integral part of any power purchase agreement or other sales agreement that the Lessor might have with a customer, (the "CO(2) Credit Revenue"), the Lessee shall pay to the Lessor, as annual rent, a percentage of the CO(2) Credit Revenue at the same rates as set out in paragraphs 4.1 to 4.4 hereof as if the CO(2) Credit Revenue was actual annual sale revenue from energy production on the Permanent Sites;

4.7 In the event that the Lessee, a subsidiary thereof, an affiliated corporation thereof, or a related company thereof as that term is known and defined in the Income Tax Act (Canada), should, prior to June 1, 2007, begin construction of a wind farm on the Island of Grand Manan on property not owned by the Lessor, (the "Additional Wind Farm"), the Lessee agrees to pay to the Lessor a percentage of the actual annual sale revenue from energy production on the Additional Wind Farm at the same rates as set out in paragraphs 4.1 to 4.4 hereof; and

4.8 In the event that the Lessor elects to have the fee simple of the Permanent Sites conveyed to the Lessee as provided for in paragraph 3.6 hereof, all payments to be made by the Lessee to the Lessor pursuant to this paragraph 4 shall be deemed to be remuneration for access to the Permanent Sites, rather than rent, and the payments shall continue, rather than terminate for so long as the wind farm is operated by the Lessee or until this agreement is otherwise terminated. In the event that the fee simple of the Permanent Sites is so conveyed, this agreement shall apply mutatis mutandis to the operation of the Permanent Sites.

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                                     - 6 -

4.9 Rent payable by the Lessee to the Lessor for the Permanent Sites shall be paid on the same schedule as the payments received by the Lessee from its customers, and the Lessee shall pay the Lessor when payment is received by the Lessee from its customers. In the event that the Lessee fails to pay the Lessor within 30 days from the date that the Lessee receives payment from a customer, the Lessor may:

                  (a) suspend the Lessee's right of access to the Permanent Sites until such time as all arrears are paid; and

                  (b)  obtain judgment for any amounts due and owing; and

                  (c) obtain injunctive relief which relief the Lessee acknowledges is fair and reasonable.

4.10 The Lessee shall use the Permanent Sites only for the purpose of operating a wind farm.

4.11 The Lessee shall pay all taxes, in respect of the Leased Property, accruing by virtue of the Real Property Tax Act, R.S.N.B, 1973, c. R-2.

4.12 The Lessee shall maintain in full force and effect liability insurance in respect to the Permanent Sites and the Lessee's operations thereon which insurance shall have minimum coverage per occurrence in such amount as required by the Lessee's financier or in such amount as is maintained by the Lessor in its comprehensive general liability policy, whichever is greater and the Lessee shall indemnify and save harmless the Lessor from all liability and claims accruing to and arising against the Lessor in connection with the Lessee's construction and operation of the Test Site and the Lessees' construction and operation of the wind farm on the Permanent Sites. In respect of the Test Site and the Lessee's operations thereon, during the time period that the Test Site is operated as such, the Lessee shall maintain in full force and effect liability insurance which insurance shall have minimum coverage per occurrence of $1,000,000.00.

4.13 To the extent that the Leased Property is leased and not conveyed absolutely to the Lessee, during the construction phase on the Test Site and the Permanent Sites, the Lessee shall provide to the Lessor satisfactory evidence of performance and/or labour and material bonds.

4.14 In respect of roads, either already existing at the commencement of the term of this agreement or to be constructed in accordance with the terms and conditions of this agreement, which will in whole or part provide access to the Leased Property, the Lessee shall forthwith repair any damage caused by the Lessee, its servants and agents, to a state of repair comparable to that which existed prior to the occurrence of the damage.

4.15 With respect to roads not already existing at the commencement of the term of this agreement, to be constructed in accordance with the terms and conditions of this agreement and providing access to the Leased Property, (the approximate location of which is set forth in the sketch annexed to this agreement as Schedule "B", and are hereinafter referred to as the "Access Roads"), the parties hereto agree that the Access Roads which are for the sole benefit of the Lessee are the three kilometers of road shaded blue on Schedule "B", and shall be constructed at the sole expense of the Lessee. The 17.5 kilometers of Access Roads shaded in magenta on Schedule "B" are for the mutual benefit of the parties hereto and shall be constructed to the same standard as the Lessor's existing roads on Grand Manan Island, (the "Road Standard"). The Lessor shall construct all such Access Roads to the Road Standard and the Lessee shall reimburse the Lessor at the rate of $5,000.00 for each kilometer of Access Road constructed by the Lessor. If either party requires construction of Access Roads to a higher standard than the Road Standard, the party requiring the higher standard shall pay the additional construction costs.

4.16 The Lessee's obligation to solely pay for or to contribute to the cost of construction or upgrading roads shall not arise in the event that construction on the Permanent Sites does not take place by the time fixed in this agreement.

4.17 In the event that the Lessee determines that it does not require 17.5 kilometers of roads of mutual benefit, the Lessee will only be obligated to contribute to the construction cost of roads of mutual benefit actually required by it, but in no event shall the total length of roads of mutual benefit be less than the following:

                  (a) if ail Permanent Sites are located South of Dark Harbour road then the Lessee will be obligated to contribute to the construction cost of a minimum of 12.5 kilometers of roads.

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                                     - 8 -

                  (b) if all Permanent Sites are located North of Dark Harbour road then the Lessee will be obligated to contribute to the construction cost of a minimum of 12.5 kilometers of roads.

                  (c) if the Permanent Sites are located both South and North of Dark Harbour road then the Lessee will be obligated to contribute to the construction cost of a minimum of 17.5 kilometers of roads.

4.18 The 2.5 kilometers of roads shaded green on Schedule "B" are existing roads in respect of which the lessee requires upgrading, which upgrading shall be carried out at the sole expense of the Lessee.

4.19 The Lessee shall construct with due diligence and dispatch all structures required for the Lessee's operation and shall maintain same in a good state of repair.

4.20 At the end of the lease term or in the event of earlier termination of this Agreement, the Lessee shall remove all equipment and structures and shall restore the Leased Property to such state of repair as is reasonably required by the Lessor. However, in no event shall removal of equipment and structures exceed a soil depth of twelve inches.

4.21 The Lessee shall pay the rates and charges for all heat, light, power and water or other public utilities supplied to the Leased Property for the Lessee's operation of the wind farm.

4.22 The Lessee shall operate the wind farm in a businesslike manner.

4.23 The Lessee shall procure all necessary permits and licenses required for the operation of the wind farm.

4.24 The Lessee shall prevent all unnecessary waste, loss or damage to the Lessor's Property.

4.25 The Lessee shall construct the wind farm with a view to establishing a facility that will produce the greatest amount of power technologically, environmentally and economically possible and, without limiting the generality of the foregoing, if all of the Permanent Sites have not been developed by June 1, 2007, those Permanent Sites not developed shall be surrendered or reconveyed by the Lessee to the Lessor.

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                                     - 9 -

4.26 The Lessee shall grade once annually, all roads intended for the use and enjoyment of both the Lessor and Lessee. Any additional grading or maintenance of all such roads shall be carried out and paid for by the party requiring such maintenance.

4.27 During the term of this Agreement, no less than 50% of the Lessee's directors shall be permanent New Brunswick residents.

4.28 During the term of this agreement, the Lessee shall allow Paul Woodhouse, Tom Vihvelin and Darlene Gillis, (the "Principals"), to provide their input into the design, construction and operation of the wind farm, and to ensure, subject to their satisfactory performance and their willingness to act, that the Principals occupy executive positions with the Lessee.

4.29 The Lessee shall in connection with the construction of the wind farm on the Leased Property use local labour whenever it is reasonably possible.

4.30 The Lessee shall provide the Lessor with copies of all agreements for the sale of power that the Lessee enters into with its customers.

4.31 The Lessee shall provide the Lessor with copies of its audited annual financial statements each fiscal year.

                  LESSOR'S COVENANTS.

5.1 The Lessor shall lease to the Lessee the Test Site on a rent free basis.

5.2 The Lessor shall allow the Lessee quiet enjoyment of the Leased Property.

5.3 The Lessor shall grant rights of way in form satisfactory to counsel for the Lessee, over all roads, either existing at the commencement of the term of this lease or to be constructed in accordance with the provisions hereof, to enable the Lessee to obtain access to the Leased Property for purposes related to the construction, operation and maintenance of the wind farm. The Lessee's right of access under the rights of way shall be limited to this purpose only and for greater clarity shall not include access for any other commercial or recreational purpose.

5.4 The Lessor shall comply with paragraph 4 with regard to construction of Access Roads.

5.5 The Lessor shall provide to the Lessee and to all other parties designated by the Lessee such rights-of-way and easements as may be reasonably required for electrical transmission and distribution systems, specifications and standards for which access shall be determined upon completion of engineering studies and design. It is agreed and understood that where possible, transmission lines shall be buried underneath roadways. However, with the mutual consent of the parties, alternate routes or methods may be used.

5.6 The Lessor shall grade once annually, all roads intended for the use and enjoyment of both the Lessor and Lessee. Any additional grading or maintenance of all such roads shall be carried out and paid for by the party requiring such maintenance.

5.7 For more certainty with respect to the covenant for quiet enjoyment, the Lessor shall not do any act designed to or having the effect of in any way impeding or decreasing the output or efficiency of the wind farm and in particular shall not:

                  (a) within a radius of twenty (20) meters of the situs of any tower, (the "Leased Property"), erect, construct, place any object or in any way, block, limit or obstruct access to the tower or equipment;

                  (b) within a radius of one hundred and thirty (130) meters of the situs of any tower, (the "Safety Zone"), erect, construct or place any object or structure, either on a permanent or a temporary basis, natural vegetation excluded; and

                  (c) within a 900 meter radius of the situs of any tower, (the "Interference Zone"), erect, construct or place any object or structure, temporary or otherwise, that exceeds a height of 15.2 meters in elevation above the existing topography where the base of the structure is located.

5.8 The rights granted to the Lessee hereunder shall be exclusive to the Lessee, its successor and assigns, and the Lessor shall not, during the term of this agreement or any subsequent lease of the Permanent Sites, grant to any other person or corporation rights similar to those granted hereunder or any subsequent lease of the Permanent Sites. This prohibition shall apply to properties either now or hereafter owned or under the control of the Lessor within the geographic area of Grand Manan Island.

5.9 It is acknowledged and understood that the Lessor will, from time to time, access the Permanent Sites for purposes of harvesting timber. In that regard, in the event of loss or damage to persons or property occasioned by the acts or omissions of the Lessor, its servants and agents, wherever occurring, the Lessor shall indemnify and save harmless the Lessee in respect of all liability and claims accruing to and arising against the Lessee. The Lessor shall maintain in full force and effect, at all material times hereto, liability insurance in respect of the Permanent Sties and the Lessor's operations thereon.

                  GENERAL.

6.1 This agreement shall terminate effective June 1, 2003 in the event that a meteorological study tower is not erected on the Test Site by June 1, 2003.

6.2 This agreement shall terminate effective June 1, 2005 in the event that construction on the Permanent Sites has not commenced by June 1, 2005.

6.3 The Lessee shall have two years from the termination of the Lease to remove all equipment and structures from the Leased Property and to restore the Leased Property to the standard hereinabove described. In the event that all such equipment and structures are not so removed by the Lessee within two years, any remaining equipment and structures shall become the property of the Lessor and the Lessor may then dispose of any such equipment and structures as it sees fit.

6.4 For greater certainty, upon termination of this Agreement, the parties hereto shall be released from their obligations under this Agreement except the Lessee's obligation to remit unpaid amounts due to the Lessor prior to the termination of the Agreement and the Lessee's obligation to remove equipment and structures from the Permanent Sites as hereinabove set out.

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                                     - 12 -

6.5 It is understood and agreed that all timber on the Leased Property remains the property of the Lessor and the Lessor shall have the sole and exclusive right to harvest said timber, which harvesting of timber shall take place at such times and in such a manner so as to not interfere with the operation of the wind farm.

6.6 The provisions hereof are in lieu of all covenants and powers implied by the Landlord and Tenant Act, R.S.N.B. 1973, c. L-l. The covenants and powers are expressly excluded and the provisions of this Lease are to be read without reference to the Landlord and Tenant Act.

6.7 The Lessee may at any time assign this agreement or sublet the Leased Property in its entirety, but the Lessee shall not assign or sublet any portion of this agreement or any portion of the Leased Property.

6.8 Any dispute arising with respect to the interpretation of this agreement shall be submitted to arbitration, which arbitration proceedings shall be conducted by a single arbitrator in accordance with the Arbitration Act, R.S.N.B. 1992,c. A-10.1.

6.9 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first herein above written.

[STAMP OF H. J. CRABBE & SONS LTD.]

                                          H. J. CRABBE & SONS LTD.

                                          Per: -s- Donald Crabbe
                                               -----------------------------
                                               Donald Crabbe - President

                                          EASTERN WIND POWER INC.

                                          Per: -s- Paul Woodhouse
                                               ------------------------------
                                               Paul Woodhouse - President

                                  SCHEDULE "B"

                                      [MAP]

                                  SCHEDULE "A"

                         Legal Description of Test Site

ALL that certain lot, piece or parcel of land situate, lying and being in the Parish of Grand Manan, in the County of Charlotte and Province of New Brunswick, known and described as Lot 02-1 as shown on a Plan of Survey, entitled "Plan of Survey, Showing Lands to be Leased from H. J. Crabbe & Sons Ltd. Property, Lot 02-1, West of Grand Harbour, Parish of Grand Manan, County of Charlotte, Province of New Brunswick", dated October 4, 2002, prepared by Welch Surveys Ltd., per Trevor F. Welch, N.B.L.S., approved for registration by Development Officer, Village of Grand Manan, dated ___________________________, 2002, and filed in the Office of the Registry of Deeds in and for the County of Charlotte on _______________________________, 2002.

PROVINCE OF NEW BRUNSWICK

COUNTY OF CARLETON

                  I, DONALD CRABBE, of Bristol, in the County of Carleton and Province of New Brunswick, MAKE OATH AND SAY THAT:

1. I am the President of H. J. Crabbe & Sons Ltd., (the "Corporation") and as such I have personal knowledge of the matters herein deposed to except where otherwise stated.

2. The signature "Donald Crabbe" subscribed to the foregoing indenture as the President of the Corporation is my signature.

3. The seal affixed to the said indenture purporting to be the seal of the Corporation is the seal of the Corporation and was affixed by me by order of the board of directors of the Corporation.

4. The President of the Corporation is an officer of the Corporation duly authorized to execute documents for and on behalf of the Corporation.

SWORN TO BEFORE ME at                   )
Florenceville, in the County of         )
Carleton and Province of New            )
Brunswick, this 6th day of              )      -s- Donald Crabbe
December, 2002                          )      ---------------------
                                        )      Donald Crabbe
-s- [ILLEGIBLE]                         )
----------------------------------------
A Commissioner of Oaths,
  Being a Solicitor

PROVINCE OF NEW BRUNSWICK

COUNTY OF CARLETON

                  I, PAUL WOODHOUSE, of Quispamsis, in the County of Kings and Province of New Brunswick, MAKE OATH AND SAY THAT:

1. I am the President of Eastern Wind Power Inc., (the "Corporation") and as such I have personal knowledge of the matters herein deposed to except where otherwise stated.

2. The signature "Paul Woodhouse" subscribed to the foregoing indenture as the President of the Corporation is my signature.

3. The seal affixed to the said indenture purporting to be the seal of the Corporation is the seal of the Corporation and was affixed by me by order of the board of directors of the Corporation.

4. The President of the Corporation is an officer of the Corporation duly authorized to execute documents for and on behalf of the Corporation.

SWORN TO BEFORE ME at                        )
City of Saint John, in the County of         )
Saint John and Province of New               )      -s- Paul Woodhouse
Brunswick, this 7th day of                   )      ------------------
December, 2002.                              )      Paul Woodhouse
                                             )
-s- [ILLEGIBLE]                              )
----------------------------
A Commissioner of Oaths,
Being a solicitor